Exhibit 23.1

[Letterhead of BDO Seidman, LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITC^DeltaCom, Inc.

Huntsville, Alabama

We hereby consent to the incorporation by reference in this Registration Statement (Form S-8 dated December 8, 2006, which incorporates by reference the registration statements listed below) of our report dated February 22, 2006, relating to the consolidated financial statements and financial statement schedules, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

1.	Registration statement Number 333-101007 on Form S-8 dated November 5, 2002 relating to the ITC^DeltaCom, Inc. Stock Incentive Plan

2.	Registration statement Number 333-111329 on Form S-8 dated December 18, 2003 relating to the ITC^DeltaCom, Inc. Stock Incentive Plan and the ITC^DeltaCom, Inc. Employee Profit Sharing and 401(k) Plan

/s/ BDO Seidman, LLP

Atlanta, Georgia
December 7, 2006